Exhibit 99.01

ChipPAC’s 4Q03 Results Exceed Previously Raised Guidance

•	Company Returns to Profitability with EPS of $0.03

•	Revenue Grows 38.5% Over 4Q02 and 21.8% Over 3Q03

•	Gross Margin Rebounds to 18.9%

•	Expects 30% Growth for 2004

Fremont, CA, January 29, 2004 – ChipPAC, Inc. (Nasdaq: CHPC), one of the world’s largest and most diversified providers of semiconductor assembly and test services, today announced results for the fourth quarter ended December 31, 2003.

Revenue for the three months ended December 31, 2003 increased 38.5% to $128.4 million, compared to $92.7 million in the same quarter a year ago. This is an increase of 21.8% compared to the quarter ended September 30, 2003. Net income for the three months ended December 31, 2003 was $3.3 million or $0.03 per diluted share, compared to a net loss of $7.0 million or $(0.07) per diluted share in the same quarter a year ago.

Dennis McKenna, Chairman and Chief Executive Officer of ChipPAC, commented, “Our growth in the fourth quarter represents the strategic mix of customers and products developed over the past two years that target the fastest growth markets of wireless, broadband, and consumer products. In addition, we enjoyed broad base demand across our core business in computing and industrial segments, as these end markets are demonstrating a solid rebound. Utilization rates exiting the quarter were 72%, with capacity constraints in several package areas. The stacked segment has gone up dramatically, as cell phones have increased the number of stacked die per package to support the more complex designs and the convergence of camera, PDA and multimedia features. Sequential unit growth of approximately 50% occurred for our stack packages in the fourth quarter, and we expect continued growth in the current first quarter. Finally, we had record revenue at our China facility in the fourth quarter, as we completed the majority of our asset transfers and ramped several new customer programs. Our manufacturing scale in China, which we believe has more than two times the capacity of our nearest competitors, has added to our positive expectations for 2004. Overall, we are encouraged by our fourth quarter results and believe the momentum will continue in 2004.”

Robert Krakauer, Executive Vice President, Chief Financial Officer of ChipPAC, said, “Our performance this quarter is a validation of the growth and profitability initiatives we have been working on. As a result, we achieved 18% revenue growth for the full year 2003. Importantly, our gross margin rebounded to 18.9% in the fourth quarter from 12.4% in the third quarter due to our restructuring, cost reduction programs and improved operating leverage. We believe there remains further room for improvement and are targeting 25% gross margins by the end of 2004. We expect to benefit from continued growth in advanced packages, increased revenue from test services, relatively stable pricing, and new customer programs coming on line that combine our entire suite of services from wafer sort, assembly and final test.”

Outlook:

“At the beginning of 2003, we indicated the year would consist of a volume recovery for the industry. We indicated higher gold prices, a weakening U.S. dollar and higher oil prices would put pressure on material costs of our products. We expected our revenue would grow approximately 20% and that we would return to profitability by the end of 2003. The year’s performance was very close to these expectations,” commented McKenna.

“For 2004, we again believe that market demand across a broad usage of electronic products will continue to drive volume increases. We expect material price reductions will continue to be a challenge because of continuing high gold and oil prices, and strong foreign currencies. Our Integrated Device Manufacturer customer base and new IDM customers in 2004 continue to show a need to outsource more products to external providers. Geographically, we will continue to benefit from China’s growth possibilities. In total, our mix of customers and products should drive improving margins and EPS results. New customer wins in 2003 and continued increases in market share with new customers added during the year also should provide further top line and bottom line contribution, as these programs ramp production in 2004. In addition, we added capacity in the fourth quarter 2003 and have continued to do so in the first quarter 2004 to meet the increasing forecasts and design wins in stack packaging, flip chip and power discretes. Our first quarter forecasts for stacked packages alone show another 50% increase over the fourth quarter 2003.”

“We expect revenue from test services in 2004 to double on a year over year basis, improving our assembly to test attach rate and contributing to achievement of our margin expansion goals. Our technology investments in advance packages such as SiP (System in a Package), PiP (Package in Package), modules and flip chip continue to demonstrate a differentiating capability to customers. More important is our ability to bring these solutions to our customers in high volume. Our fourth quarter 2003 revenue was indicative of this, with new customers representing approximately 15% of revenue and new products representing approximately 22% of revenue.”

“As a result of the above, we expect 2004 will show annual revenue growth of 30% on a year over year basis, with positive EPS growth. For the first quarter, we believe revenue will be $125 million to $130 million. The low end of that range represents a 41% increase in revenue compared to the first quarter 2003. We expect net income in the first quarter 2004 will be in the range of $0.01 to $0.03 per share.”

Investor Conference Call / Webcast Details

ChipPAC will review detailed fourth quarter 2003 results and future guidance on January 29, 2004 at 5PM EST. The conference call-in number is (973) 321-1070. A replay will be available from 8 PM EST on January 29 through midnight EST, February 5. The replay number is (973) 341-3080. The confirmation identification for both the live call and replay is 4385290. The live call and replay will also be accessible over the web at www.chippac.com.

About ChipPAC, Inc.

ChipPAC is a full-portfolio provider of semiconductor packaging design, assembly, test and distribution services. The company combines a history of innovation and service with more than a decade of experience satisfying some of the largest customers in the industry. With advanced process technology capabilities and a global manufacturing presence spanning Korea, China, Malaysia and the United States, ChipPAC has a reputation for providing dependable, high quality packaging solutions. For more information, visit the company’s Web site at www.chippac.com.

CONTACT:

David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021

Both with The Ruth Group, www.TheRuthGroup.com

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Forward-Looking Statements:

This press release includes forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements include statements that the Company expects revenue, for the first quarter ending March 31, 2004, to be in the range of $125 million to $130 million, which would result in net income of $0.01 to $0.03 per share; that the Company is targeting full year 2004 revenue growth of 30% over 2003, with positive EPS growth and 25% gross margins by the end of 2004; that units will continue to grow for the first quarter ended March 31, 2004; that volume, margins, market share, new customers should increase in 2004 relative to 2003; that first quarter forecasts for stacked packages show another 50% increase over the fourth quarter 2003; and that revenue from test services in 2004 will double relative to 2003. Some of these risks and uncertainties are detailed in documents filed with the Securities and Exchange Commission, and include, but may not necessarily be limited to, the competitive conditions in the semiconductor foundry industry, our ability to develop and market new technologies, the timing and success of new product introductions, customer demand, the Company’s ability to meet volume production and development time, the ongoing quality of the Company’s services, the ability of the Company’s suppliers to provide materials, equipment and services on a timely and cost competitive basis, the ability of the Company to pursue, complete and successfully integrate strategic acquisitions, dispositions and/or business combinations, exchange rates, industry improvement, growth in electronic product demand, general market conditions, and general economic and political conditions. Additional risks and uncertainties are discussed in exhibit 99.1 (Risk Factors) to our annual report on Form 10-K for the period ended December 31, 2002. The Company undertakes no obligation to update the information in this press release.

ChipPAC, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenue	$128,357	$92,708	$429,189	$363,666

Cost of revenue	104,130	80,386	365,299	308,065

Gross profit	24,227	12,322	63,890	55,601

Operating expenses:
Selling, general and administrative	9,997	9,177	38,241	38,159
Research and development	2,972	2,852	11,661	10,110
Severance and restructuring charge	—	(661)	1,957	(661)
Write down of impaired assets	—	—	11,662	—

	12,969	11,368	63,521	47,608

Operating income	11,258	954	369	7,993

Non-operating expenses	7,494	7,437	27,150	34,848

Income (loss) before income taxes	3,764	(6,483)	(26,781)	(26,855)
Provision for income taxes	500	500	2,000	2,000

Net income (loss)	$3,264	$(6,983)	$(28,781)	$(28,855)

Net income (loss) per share
Basic	$0.03	$(0.07)	$(0.30)	$(0.33)
Diluted	$0.03	$(0.07)	$(0.30)	$(0.33)

Weighted Average shares used in per share calculation:
Basic	96,955	94,041	95,554	87,430
Diluted	101,072	94,041	95,554	87,430

Key Ratios & Information:
Gross Margin	18.9%	13.3%	14.9%	15.3%
Operating Expenses as a % of Revenue	10.1%	12.3%	14.8%	13.1%
Operating Margin	8.8%	1.0%	0.1%	2.2%

Depreciation & Amortization Expense	$19,211	$16,002	$70,090	$58,949
Capital Expenditures	$54,995	$21,287	$130,655	$78,910

ChipPAC, Inc.

Condensed Consolidated Balance Sheets

(In thousands - Unaudited)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and short-term investments	$59,708	$44,173
Accounts receivable, net	56,728	38,793
Inventories	26,060	15,299
Other current assets	7,411	5,285

Total current assets	149,907	103,550

Property and equipment, net	397,267	336,397
Other non-current assets, including intangibles	32,157	30,257

Total assets	$579,331	$470,204

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	69,251	39,755
Other current liabilities	27,724	29,400

Total current liabilities	96,975	69,155

Long-term debt	165,000	217,887
Convertible subordinated notes	200,000	50,000
Other long-term liabilities	22,313	17,618

Total long-term liabilities	387,313	285,505

Total liabilities	484,288	354,660
Stockholders’ equity	95,043	115,544

Total liabilities and stockholders’ equity	$579,331	$470,204